CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 18 to the registration statement on Form N-4 of our reports dated January 25, 2000, relating to the consolidated financial statements of Fidelity Investments Life Insurance Company and the financial statements of Fidelity Investments Variable Annuity Account I, both of which appear in the Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.

 /s/ PRICEWATERHOUSECOOPERS LLP
     PRICEWATERHOUSECOOPERS LLP
     Boston, Massachusetts
     April 20, 2000